Exhibit 4.78
Fifth Amendment
To The Exclusive Ragnarok Online License and Distribution Agreement
This AMENDMENT (“this Amendment”) is made and entered into on this 1st day of October, 2009 by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).
RECITALS:
WHEREAS, Licensor and Licensee (“Parties” collectively) entered into the Exclusive Ragnarok Online License and Distribution Agreement (“the Agreement”), dated January 1st, 2006.
WHEREAS, Parties entered into the Fourth Amendment to the Exclusive Ragnarok Online License and Distribution Agreement (“the Fourth Amendment”), dated September 1st, 2009.
WHEREAS, both Parties to the Agreement now desire to amend the Agreement as set forth below;
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:
1. The Article 6.1 in the Agreement shall be deleted in it entirely, and replaced with the following language:
6.1	In consideration of the License and technical assistance granted under this Agreement, Licensee shall pay to Licensor as royalty payments twenty-five percent (25%) of the Service-Sales Amount paid by End Users (“Royalty”). The Royalty shall be paid on a quarterly basis within thirty (30) days after the end of the applicable quarter. Licensee shall also provide Licensor with a report (“Royalty Report”) on a monthly basis within twenty (20) days after the end of the applicable month. Each Royalty report shall contain detailed information on the calculation of Service-Sales Amount for the applicable month.
2. The Royalty for September 2009 shall be paid to Licensor along with the royalty payment for fourth quarter of 2009 in January 2010.
3. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

Gravity Co., Ltd.			Gravity Interactive Inc.

By:			By:
	Name:	Toshiro Ohno		Name:	Yoshinori Kitamura
	Title:	President & CEO		Title:	CEO
	Date:			Date:

By:
	Name:	Yoon Seok Kang
	Title:	CEO
Date:

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